                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

         This PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the 23rd day of April, 1997 by and between DALE M. JENSEN, an individual residing at 2417 Ridge Road, Lincoln, Nebraska 68512 (the "Seller"), and TRIATHLON SPORTS PROGRAMMING, INC., a Delaware corporation having its principal place of business at 750 B Street, Suite 1920, San Diego, California 92101 (the "Buyer").

         WHEREAS, the Seller and Paul R. Aaron are the sole members (together, the "Members", and individually, a "Member") of Pinnacle Sports Productions, L.L.C. ("Pinnacle"), a Nebraska limited liability company organized under Sections 21-2601 to 21-2645 of the Nebraska statutes (the "Limited Liability Company Act"); and

         WHEREAS, the Seller desires to sell and the Buyer desires to purchase all of the Seller's membership interest in Pinnacle (the "Membership Interest");

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

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                                   ARTICLE 1
                               PURCHASE AND SALE
                               -----------------

         1.1 Purchase and Sale of Membership Interest. On the Closing Date (as defined in Section 3.1), the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Seller's Membership Interest in Pinnacle in accordance with the terms of this Agreement. At the Closing (as defined in Section 3.1), the Seller shall deliver to the Buyer such certificates or other documents evidencing his Membership Interest in Pinnacle duly endorsed for transfer.

                                   ARTICLE 2
                                 CONSIDERATION
                                 -------------

         2.1 Purchase Price. The purchase price (the "Purchase Price") for the acquisition of the Seller's Membership Interest shall be Two Million Eight Hundred Twenty Thousand Fifty-Three and 40/100ths Dollars ($2,820,053.40), plus ninety percent (90%) of Pinnacle's cash, pre-paid expenses and accounts receivable as of the Closing Date, less ninety percent (90%) of Pinnacle's trade payables (including all amounts due to Havelock Bank under Pinnacle's $2,000,000.00 Note dated April 29, 1996, but excluding the $1,675,000.00 Letter of Credit Note to Havelock Bank, both of which are described in the Disclosure Schedule) as of the Closing Date (the "Fixed Purchase Price"), plus the Contingent Payment, if the Buyer is required to pay the same pursuant to the provisions of Section 2.2 below (the Fixed Purchase Price and the Contingent Payment being hereinafter collectively referred to as the "Total Purchase Price"). The Fixed Purchase Price shall

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be paid as follows:

         (a) The sum of One Million One Hundred Seventy Thousand Dollars ($1,170,000.00), plus ninety percent (90%) of Pinnacle's cash, pre-paid expenses and accounts receivable as of the Closing Date, less ninety percent (90%) of Pinnacle's trade payables (including all amounts due to Havelock Bank under Pinnacle's $2,000,000.00 Note dated April 29, 1996, but excluding the $1,675,000.00 Letter of Credit Note to Havelock Bank, both of which are described in the Disclosure Schedule) as of the Closing Date, all of which shall be paid at Closing;

         (b) The principal sum of Eight Hundred Thousand Nine Hundred Ninety-Six and 80/100ths Dollars ($800,996.80), together with interest on the unpaid balance of the Fixed Purchase Price at the rate of six percent (6%) per annum from the Closing Date to the first anniversary of the Closing Date shall be paid on the first anniversary of the Closing Date; and

         (c) The principal sum of Eight Hundred Forty-Nine Thousand Fifty-Six and 80/100ths Dollars ($849,056.80), together with interest on the unpaid principal balance of the Fixed Purchase Price at the rate of six percent (6%) per annum from the first anniversary of the Closing Date to the second anniversary of the Closing Date, shall be paid on the second anniversary of the Closing Date. The obligation of the Buyer to make the installments to the Seller under subsections (b) and (c) shall be evidenced by the Promissory Note and Guaranty (the "Promissory Note and Guaranty") of the Buyer and Triathlon Broadcasting Company ("Triathlon"), the Buyer's parent corporation, in the form of Exhibit A hereto and shall be secured by the Membership Interest which is being acquired by the Buyer pursuant to a pledge agreement (the "Pledge Agreement") in the form of Exhibit B hereto.

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         2.2 Contingent Payment. In addition to the three (3) installment payments of the Fixed Purchase Price set forth in Section 2.1, in the event Pinnacle executes an extension of the current radio broadcast rights agreement dated May 23, 1996 (the "Rights Agreement") between Pinnacle and the University of Nebraska (the "University") which grants to Pinnacle the radio broadcast rights to the University's men's varsity football and basketball games, or a new rights agreement similar to the existing Rights Agreement, prior to or following the expiration of Pinnacle's current Rights Agreement with the University, the Seller shall receive as part of the Total Purchase Price the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) for each year that the rights granted to Pinnacle under the Rights Agreement is renewed, up to a maximum of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the "Contingent Payment"). The Contingent Payment shall be paid to the Seller upon the signing of an extension to the existing Rights Agreement or the new rights agreement with the University in accordance with the terms and provisions of this Agreement and the Promissory Note and Guaranty. For the purposes of this
Section 2.2, references to "Pinnacle" shall be deemed to include the Buyer, Triathlon, TSPN, Inc., The Sillerman Companies, Inc., or any subsidiary or affiliate or radio station owned or controlled by any of the foregoing, whether singly or in combination.

         2.3 Payment. Payment by the Buyer of all sums due to the Seller under
Article 2 of this Agreement shall be made by wire transfer of immediately available funds to a bank or banks designated in writing by the Seller. Any wire transfer fees charged or assessed to the Buyer by the Buyer's bank for originating any wire transfers shall be at the expense of the Buyer.

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         2.4 Escrow Account. The Buyer shall deposit cash or an irrevocable stand-by letter of credit in the sum of One Hundred Thirty-Five Thousand Dollars ($135,000.00) into an escrow account (the "Escrow Account") with Havelock Bank of Lincoln, Nebraska (the "Escrow Agent"), to be held in escrow in accordance with the terms of an escrow agreement (the "Escrow Agreement") between the parties substantially in the form of Exhibit C hereto. The Seller acknowledges that he has already received a non-refundable deposit in the sum of Forty-Five Thousand Dollars ($45,000.00) which is being held in escrow and which will be applied to the Purchase Price in accordance with the terms of the Extension and Modification Agreement between Triathlon, the Seller and Paul R. Aaron dated as of March 20, 1997.

                                   ARTICLE 3
                                    CLOSING
                                    -------

         3.1 Closing. Except as otherwise mutually agreed upon by the Seller and the Buyer, the consummation of the Buyer' acquisition of the Membership Interest (the "Closing") shall occur on or prior to May 1, 1997 (the "Closing Date"). If, through no fault of the Seller, the Buyer fails to close the acquisition of the Membership Interest on or before May 1, 1997, the Fixed Purchase Price shall be increased by the amount of Nine Hundred Dollars ($900.00) per day for each and every day after May 1, 1997 through May 15, 1997. If, through no fault of the Seller, the Buyer fails to close the acquisition of the Membership Interest on or before May 15, 1997, this Agreement shall be null and void and the Buyer shall forfeit all amounts deposited into escrow by the Buyer.

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         The Closing shall be held at the offices of the Seller's counsel or at such other place as the Buyer and the Seller shall mutually agree.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  -------------------------------------------

         The Buyer hereby make the following representations and warranties to the Seller, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Seller and shall survive the Closing.

         4.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business as a foreign corporation in the State of Nebraska. The Buyer hereby acknowledges that it is aware of all of the laws, rules and regulations applicable to Nebraska Limited Liability Companies, and that the Membership Interest to be purchased by the Buyer from the Seller pursuant to this Agreement has not been registered under any federal or state securities laws, rules or regulations. The Buyer further hereby acknowledges and agrees that it has received and reviewed copies of all contracts described in Section 1 of the Seller's Disclosure Schedule (the "Reviewed Contracts"), and that the Buyer accepts the terms of the Reviewed Contracts as presented to it. The Buyer further acknowledges and agrees that it will maintain in full force and effect, through Pinnacle, the Rights Agreement currently existing between Pinnacle and the University, and covenants and agrees that it will not allow Pinnacle to cease to exist as a Nebraska limited liability

                                       6
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company as long as the Buyer owes any money to the Seller under the terms and provisions of this Agreement, the Promissory Note and Guaranty and the Pledge Agreement.

         4.2 Authorization and Binding Obligation. The Buyer has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own the Membership Interest and to carry on the business of Pinnacle as it is now being conducted, and the Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by the Buyer, and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of the Buyer, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

         4.3 Litigation and Compliance with Law. There is no litigation, administrative, arbitration or other proceeding, or petition, complaint or to the best of the Buyer's knowledge investigation before any court or governmental body, pending against the Buyer or any of its principals that would adversely affect the Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith. To the best of the Buyer's knowledge, there is no violation of any law, regulation or ordinance or any other requirement of any governmental body or court which would have a material adverse effect on the Buyer or its ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

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

         4.4 Accuracy of Information. No written statement made by the Buyer herein and no information provided by the Buyer herein or in the documents, instruments or other written communications made or delivered directly by the Buyer to the Seller in connection with the negotiations covering the purchase and sale of the Membership Interest contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading, and there is no fact known to the Buyer which relates to any information contained in any such written document, instrument or communications which the Buyer has not disclosed to the Seller in writing which could materially affect adversely Pinnacle. To the extent that a representation or other information is made to the Buyer's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

         The Seller hereby makes the following representations and warranties to the Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Buyer other than in the Disclosure Schedule (as defined herein) and shall survive the Closing. Such representations and warranties are subject to, and qualified by, any fact or facts disclosed in the separate Disclosure Schedule which is annexed hereto (the "Disclosure Schedule").

         5.1 Organization and Standing of Pinnacle. Pinnacle is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nebraska and has the power and authority to own, lease and operate its assets and to carry on its business as now being conducted and as proposed to be conducted by Pinnacle between the date hereof and the Closing Date.

         5.2 Authorization and Binding Obligation. The Seller has the power and authority to enter into and perform this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of the Seller, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

         5.3 Membership Interests in Pinnacle. The Seller and Paul R. Aaron ("Aaron") are the sole Members of Pinnacle. Except for this Agreement and the Purchase and Sale Agreement between the Buyer, TSPN, Inc., and Aaron, there is outstanding no security, option, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any membership interest in Pinnacle, including the Membership Interest, or any securities convertible into, or other rights to acquire, any such membership interest; or (ii) obligates any of Pinnacle or the Seller to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of the Membership Interest.

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         5.4 Title to Membership Interest. The sale and delivery of the
Membership Interest to the Buyer pursuant to this Agreement shall vest in the Buyer legal and valid title to the Membership Interest, free and clear of all security interests, mortgages, pledges, conditional sales agreements, or other liens or encumbrances (collectively, "Encumbrances"), other than Encumbrances created by the Buyer.

         5.5 Absence of Conflicting Agreements or Required Consents. To the best of the Seller's knowledge, except as set forth in Section 4.1 of this Agreement and in the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Seller is a party or by which the Seller or Pinnacle, is bound; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which the Seller or Pinnacle is now subject; and (d) will not result in the creation of any lien, charge or Encumbrance on Pinnacle or the Membership Interest.

         5.6 Government Authorizations. To the best of the Seller's knowledge, the Reviewed Contracts or the Disclosure Schedule contain a true and complete list of all material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of Pinnacle in the manner and to the full extent they are presently conducted. Pinnacle is the authorized legal holder of the licenses, permits and

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authorizations described in the Reviewed Contracts or on Disclosure Schedule,
none of which is subject to any restrictions or condition which would limit in any respect the full operation of Pinnacle as now operated except as set forth therein. To the best of the Seller's knowledge, except as set forth in the Disclosure Schedule, there are no applications, complaints or proceedings pending or threatened as of the date hereof relating to the business or operations of Pinnacle.

         5.8 Affiliates. To the best of the Seller's knowledge, Pinnacle does not own any equity ownership interest, directly or indirectly, in any person, corporation or other entity.

         5.9 Taxes. To the best of the Seller's knowledge, and except as described on the Disclosure Schedule, Pinnacle has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable. To the best of the Seller's knowledge, all returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid and have been paid by Pinnacle. To the best of the Seller's knowledge, there are no present disputes as to taxes of any nature payable by Pinnacle.

         5.10 Personal Property. To the best of the Seller's knowledge, the Reviewed Contracts or the Disclosure Schedule contain a list of all material tangible personal property and assets owned or held by Pinnacle and used primarily or exclusively in the conduct of Pinnacle's business and operations (the "Personal Property"). To the best of the Seller's knowledge, except as disclosed in

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the Disclosure Schedule or in the Reviewed Contracts, and except as may be subject to lease agreements of Pinnacle specifically identified in the Disclosure Schedule or in the Reviewed Contracts, Pinnacle owns and has, and will on the Closing Date have, good and marketable title to all such property (and to all other tangible and intangible personal property and assets including cash and receivables to be transferred to the Buyer hereunder), and none of such property is, or at the Closing will be, subject to any Encumbrance other than as set forth in the Disclosure Schedule. To the best of the Seller's knowledge, all of the items of tangible personal property and assets included in the Disclosure Schedule are in all respects in good operating condition (ordinary wear and tear excepted) and are available for immediate use in the conduct of the business and operations of Pinnacle. To the best of the Seller's knowledge, the technical equipment constituting a part of the tangible personal property has been properly maintained by Pinnacle and is in good operating condition. To the best of the Seller's knowledge, the properties listed in the Disclosure Schedule include all such properties used and necessary to conduct in all material respects the business and operations of Pinnacle as now conducted.

         5.11 Real Property. To the best of the Seller's knowledge, the Reviewed Contracts or the Disclosure Schedule contain a complete and accurate list of all real property owned and/or leased by Pinnacle and used by Pinnacle in its business and operations, together with all agreements, leases and contracts of Pinnacle relating thereto (collectively, the "Real Estate Contracts"). To the best of the Seller's knowledge, the Real Estate Contracts comprising a part of the Reviewed Contracts or listed in the Disclosure Schedule constitute valid and binding obligations of Pinnacle and of all other persons purported to be parties thereto and are in full force and effect as of the date hereof and will

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on the Closing Date constitute valid and binding obligations of Pinnacle and of all other persons purported to be parties thereto and shall be in full force and effect. To the best of the Seller's knowledge, except as set forth in the Disclosure Schedule, Pinnacle is not in default under any of the Real Estate Contracts, nor has Pinnacle received or given written notice of any default thereunder from or to any of the other parties thereto.

         5.12 Contracts. To the best of the Seller's knowledge, the Reviewed Contracts or the Disclosure Schedule list the terms of all written and oral contracts (the "Contracts") as of the date of this Agreement for which Pinnacle shall continue to be liable as of the Closing Date, except contracts entered into in the ordinary course of business (i) of less than three (3) months duration and which impose monetary obligations of no more than Five Thousand Dollars ($5,000) in the aggregate, or (ii) which are currently scheduled to expire prior to the Closing Date and for which Pinnacle will no longer be liable. Those contracts described on the Disclosure Schedule in Sections A, C, D and E.4 are critical to the consummation of the transactions contemplated hereby and are identified as "Material Contracts".

         5.13 Status of Contracts. To the best of the Seller's knowledge, except as noted in the Disclosure Schedule, the Seller has delivered to the Buyer true and complete copies of all written Material Contracts, including any and all amendments and other modifications to such Material Contracts. To the best of the Seller's knowledge, all Material Contracts were validly and duly executed by Pinnacle. To the best of the Seller's knowledge, Pinnacle has complied in all material respects with all Material Contracts and is not in default beyond any applicable grace periods under

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any of the Material Contracts, and no other contracting party is in default under any of the Material Contracts.

         5.14 Environmental Matters. To the best of the Seller's knowledge, Pinnacle has not unlawfully disposed of any hazardous waste or hazardous substance including Polychlorinated Byphenyls ("PCBs") in a manner which has caused, or could cause, the Buyer to incur a material liability under applicable law in connection therewith. To the best of the Seller's knowledge, Pinnacle has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to Pinnacle's business and operations. To the best of the Seller's knowledge, no hazardous waste has been disposed of by Pinnacle and no hazardous waste has been disposed of by any other person on the real estate owned and/or leased by Pinnacle. As used herein, the term "hazardous waste" shall mean as defined in the Resource Conservation and Recovery Act (RCRA) as amended and in the equivalent state statute under applicable state law.

         5.15 Copyrights, Trademarks and Similar Rights. To the best of the Seller's knowledge, the Disclosure Schedule lists, in all material respects, all copyrights, trademarks, trade names, licenses, patents, permits and other similar intangible property rights and interests applied for, issued to or owned by Pinnacle or under which Pinnacle is a licensee or franchisee and which are used exclusively or primarily in the conduct of the business and operations of Pinnacle. To the best of the Seller's knowledge, except as set forth in the Disclosure Schedule, all of such rights and interests are issued to or owned by Pinnacle, or if licensed or franchised to Pinnacle are valid and in good standing and uncontested. To the best of the Seller's knowledge, the Seller has delivered or made

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available to the Buyer copies of all material documents, if any, establishing such rights, licenses or other authority. To the best of the Seller's knowledge, Pinnacle has not received any written notice with respect to, nor has it any knowledge of, any infringements or unlawful use of such property. To the best of the Seller's knowledge, the properties listed in the Disclosure
Schedule include all such properties necessary to conduct in all material respects the business and operations of Pinnacle as now conducted.

         5.16 Personnel Information. To the best of the Seller's knowledge, the Disclosure Schedule contains a true and complete list of all persons employed by Pinnacle, and the Reviewed Contracts or the Disclosure Schedule describe the material compensation arrangements and employee benefit plans and other terms of any and all agreements affecting such persons.

              5.16.1 To the best of the Seller's knowledge, Pinnacle is not a party to any contract with any labor organization, nor has any Pinnacle agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Pinnacle's employees. The Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Pinnacle.

              5.16.2 To the best of the Seller's knowledge, except as disclosed in the Disclosure Schedule, Pinnacle has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment

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insurance, workers' compensation, equal employment opportunity, sexual harassment and payment and withholding of taxes. More specifically, to the best of the Seller's knowledge, Pinnacle has substantially complied with and is not in default in any material respect under any laws, rules and regulations relating to employment of labor, including those relating to wages, hours, equal employment opportunities, sexual harassment, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and has withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and is not liable for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. To the best of the Seller's knowledge, there are no claims or complaints pending or threatened against Pinnacle before any court or governmental agency and involving any alleged unlawful employment practices, whether or not relating to the laws described above. To the best of the Seller's knowledge, Pinnacle has not consented to any decree involving any claim of unfair labor practice nor been held in any judicial proceeding to have committed any unfair labor practice, and there are no material controversies pending or threatened between Pinnacle and any of its employees.

         5.17 Financial Statements. To the best of the Seller's knowledge, the Seller has delivered to the Buyer complete copies of the reviewed balance sheet of Pinnacle as of December 31, 1996 and the reviewed statements of income of Pinnacle for the fiscal year ended December 31, 1996, including the notes thereto (the "Reviewed Statements"). A copy of the internally prepared and unaudited balance sheet and statements of income of Pinnacle for the two (2) month period ending February 28, 1997 (the "Interim Statements"; and together with the Reviewed Statements, the

"Financial Statements"), shall be contained in the Disclosure Schedule. To the best of the Seller's knowledge, except as noted therein, the Reviewed Statements fairly present the consolidated financial position of Pinnacle and its results of operations as of those dates in conformity with generally accepted accounting principles consistently applied for such period. To the best of the Seller's knowledge, Pinnacle has not acquired, either directly or indirectly, any other corporation, business or assets with respect to which there is not available financial information.

         5.18 Liabilities. To the best of the Seller's knowledge, except as described in the Reviewed Contracts or as set forth in the Disclosure Schedule and the Financial Statements, Pinnacle has no debts, obligations or liabilities of any kind or nature, either direct or indirect, absolute or contingent, matured or unmatured.

         5.19 Absence of Certain Changes or Events. To the best of the Seller's knowledge, except as described in the Reviewed Contracts or as set forth in the Disclosure Schedule or except as otherwise contemplated by this Agreement, since February 28, 1997, there has not been (a) any damage, destruction or casualty loss to the physical properties of Pinnacle (whether covered by insurance or not); (b) any material change in the business, operations or financial condition of Pinnacle; (c) any entry into any transaction, commitment or agreement (including without limitation any borrowing or capital expenditure) material to Pinnacle's course of business; (d) any setting aside or payment of any distribution in cash or property with respect to the Seller's Membership Interest; (e) any increase in the rate or terms of compensation payable or to become payable by Pinnacle to its Members, officers or employees or any increase in the rate or terms of any bonus, pension,

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insurance or other employee benefit plan, payment or arrangement made to, for or with any such Member, officers or key employees; (f) any change in or acceleration of sales, or reduction of aggregate administrative, marketing, advertising and promotional expenses or research expenditures other than in the ordinary course of business; (g) any sale, transfer or other disposition of any asset of Pinnacle to any party, including the Seller, except for payment of third-party obligations incurred in the ordinary course of business in accordance with Pinnacle's regular payment practices; (h) any termination or waiver of any rights of value to the business of Pinnacle; or (i) any failure by Pinnacle to pay its accounts payable or other obligations in the ordinary course of business consistent with past practices.

         5.20 Title to Properties. To the best of the Seller's knowledge, except as described in the Reviewed Contracts or as set forth on the Disclosure Schedule, Pinnacle has good and marketable title to all of the assets and properties which it purports to own and which are reflected on the Financial Statements, free and clear of all Encumbrances, except for (a) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings, and (b) Encumbrances which individually or in the aggregate do not materially and adversely affect the business, operations or financial condition of Pinnacle.

         5.21 Litigation. To the best of the Seller's knowledge, except as set forth in the Disclosure Schedule, (a) Pinnacle is not subject to a judgment, award, order, writ, injunction, arbitration decision or decree materially adversely affecting the conduct of Pinnacle's business or operations, and there is no litigation, arbitration, administration or other proceeding or investigation pending or any basis for any person to assert a claim or threatened against Pinnacle in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the business, property, assets or condition (financial or otherwise) of Pinnacle or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement; and (b) in particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of the Seller's knowledge, threatened before any governmental organization with respect to or adverse to the business or operations of Pinnacle.

         5.22 Compliance With Laws. To the best of the Seller's knowledge, except as set forth in the Disclosure Schedule, (a) Pinnacle has not received any notice asserting any non-compliance by it in connection with the business or operation of Pinnacle with any applicable statute, rule or regulation, whether federal, state or local; (b) Pinnacle is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby; and (c) Pinnacle is in compliance with all material laws, regulations and governmental orders applicable to the conduct of the business and operations of Pinnacle, the failure to comply with which would have a material adverse effect on the business, operations or financial condition of Pinnacle, and its present use of its assets does not violate any of such laws, regulations or orders, violation of which would have a material adverse effect on Pinnacle's operations.

         5.23 Insurance. To the best of the Seller's knowledge, all insurance policies with respect to the properties, assets, operations and business of Pinnacle (the "Insurance Policies") are in full force and effect. To the best of the Seller's knowledge, except as set forth in the Disclosure Schedule, there are no pending claims against the Insurance Policies by Pinnacle as to which the insurers have denied liability and with respect to which there is a reasonable likelihood of a settlement or determination adverse to Pinnacle. To the best of the Seller's knowledge, there are no circumstances existing which would enable the insurers to avoid liability under the Insurance Policies, nor are there any other parties having an interest under the Insurance Policies. To the best of the Seller's knowledge, except as set forth in the Disclosure Schedule, (i) there exist no material claims under the Insurance Policies that have not been properly filed by Pinnacle; (ii) no insurance company has refused to renew any material insurance policy of Pinnacle during the past eighteen
(18) months; and (iii) there have been no material rate or premium increases or written notice of prospective changes therein on general liability, property or directors and officers liability Insurance Policies during the past eighteen
(18) months. To the best of the Seller's knowledge, the Reviewed Contracts or the Disclosure Schedule contain a list that includes all Insurance Policies.

         5.24 Accuracy of Information. To the best of the Seller's knowledge, no written statement made by the Seller herein and no information provided by the Seller herein or in the documents, instruments or other written communications made or delivered directly by the Seller to the Buyer in connection with the negotiations covering the purchase and sale of the Membership Interest contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading and there is no fact known to the Seller which relates to any information contained in any such written document, instrument or communications which the Seller has not disclosed to the Buyer in writing which materially affects adversely Pinnacle. To the extent that a representation or other information is made to the Seller's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

         5.25 Accounts Receivable. To the best of the Seller's knowledge, all accounts receivable reflected on the Interim Statements represent sales actually made or services actually rendered in the ordinary course of business on or prior to February 28, 1997; all accounts receivable of Pinnacle as of the Closing Date will represent sales actually made or services actually rendered in the ordinary course of business consistent with past practices prior to the Closing Date.

                                   ARTICLE 6
                             COVENANTS OF THE BUYER
                             ----------------------

         6.1 Closing. On the Closing Date, the Buyer shall purchase the Membership Interest from the Seller as provided in Article 1 hereof and shall deliver or cause to be delivered to the Seller the Purchase Price as provided in Article 2 hereof.

         6.2 Notification. The Buyer shall notify the Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Buyer which challenges the transactions contemplated hereby.

         6.3 No Inconsistent Action. The Buyer shall not take any other action which is materially inconsistent with its obligations under this Agreement.

         6.4 Required Consents. On the Closing Date, the Buyer shall deliver any and all necessary third party consents to the execution, delivery and performance of this Agreement by the Buyer.

         6.5 Maintenance of Legal Existence. From and after the Closing Date, the Buyer shall maintain Pinnacle in good standing under the laws of the State of Nebraska, and shall maintain the Buyer's corporate existence in good standing as a foreign corporation duly qualified to transact business under the laws of the State of Nebraska, until all payments due and owing from the Buyer to the Seller pursuant to this Agreement, the Promissory Note and Guaranty and the Pledge Agreement have been paid in full.

         6.6 No Assignment, Transfer or Sale. From and after the Closing Date, the Buyer shall not, without the Seller's prior written consent, sell, transfer, assign or otherwise encumber all or any portion of the Membership Interest sold by the Seller to the Buyer pursuant to this Agreement, until all amounts due and owing from the Buyer to the Seller hereunder and under the terms and provisions of the Promissory Note and Guaranty or the Pledge Agreement have been paid in full.

         6.7 Maintenance of Rights Agreement. From and after the Closing Date, the Buyer shall maintain, and cause Pinnacle to maintain, in full force and effect, and perform and discharge and cause Pinnacle to perform and discharge, on a timely basis, all duties and obligations imposed upon Pinnacle pursuant to and in accordance with the terms and provisions of the Rights Agreement between Pinnacle and the University, as identified on the Disclosure Schedule.

         6.8 Bankruptcy. From and after the Closing Date, the Buyer shall not file any voluntary petition in bankruptcy, nor allow Pinnacle to file any voluntary petition in bankruptcy.

         6.9 Release of Seller as Guarantor. On or before the Closing Date, the Buyer shall deliver to the Seller a written release from Havelock Bank of Lincoln, Nebraska ("Havelock"), pursuant to which the Seller, as guarantor, shall have been forever released and discharged from all guarantees executed by the Seller pursuant to which the Seller has guaranteed any of the debts, liabilities, duties or obligations of Pinnacle to Havelock, including, but not limited to, Pinnacle's debts and Letters of Credit Notes with Havelock.

         6.10 Event of Default/Acceleration of Obligations. In the event that the Buyer defaults on any of the terms or provisions of Sections 6.5 through 6.9, the Buyer shall be deemed to be in default under the terms and provisions of the Promissory Note and Guaranty and this Agreement, and the Seller shall have the immediate right to declare all amounts due and owing to the Seller under the terms and provisions of the Promissory Note and Guaranty, plus any amounts due and owing as a Contingent Payment, payable in full. Regardless of anything else set forth herein, the provisions set forth in Sections 6.5 through 6.10 shall survive the Closing and remain in full force and effect until payment of all amounts due to the Seller under the Promissory Note and Guaranty or the Pledge Agreement.

                                   ARTICLE 7
                            COVENANTS OF THE SELLER
                            -----------------------

         7.1 Pre-Closing Covenants. The Seller covenants and agrees that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of the Buyer, he and Pinnacle shall act in accordance with the following:

             7.1.1 Pinnacle shall conduct its business and operations in the ordinary and prudent course of business and with the intent of preserving the ongoing operations and assets of Pinnacle, including, but not limited to, using its reasonable best efforts to retain the services of its employees and keeping in good standing all licenses, permits and authorizations.

             7.1.2 Pinnacle shall use reasonable efforts to preserve its operations intact and to preserve the business of its customers, suppliers, affiliates and others having business relations with Pinnacle and continue to conduct the financial operations of Pinnacle, including its credit and collection policies, in the ordinary course of business with substantially the same effort, and to substantially the same extent and in the same manner, as in the prior conduct of the business and operations of Pinnacle.

             7.1.3 Pinnacle shall not other than in the ordinary course of business or in accordance with a pre-existing plan or arrangement described in the Reviewed Contracts or listed in the Disclosure Schedule (i) sell or dispose of or commit to sell or dispose of any of its assets; (ii) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of Pinnacle; (iii) grant or agree to grant any specific bonus or increase to any executive or management employee of Pinnacle; or (iv) provide for any new pension, retirement or other employment benefits for employees of Pinnacle or any increases in any existing benefits

             7.1.4 On the Closing Date, the Seller shall provide the Buyer with written notice of any change in any of the information contained in the representations and warranties made in Article 5 hereof or any Exhibits or the Disclosure Schedule herein or attached hereto.

         7.3 Notification. The Seller shall notify the Buyer of any material litigation, arbitration or administrative proceeding pending or, to his knowledge, threatened against the Seller which challenges the transactions contemplated hereby.

         7.4 No Inconsistent Action. The Seller shall take no action which is materially inconsistent with his obligations under this Agreement.

         7.5 Closing Covenant. On the Closing Date, the Seller shall sell and deliver the Membership Interest to the Buyer as provided in Article 1 of this Agreement.

         7.6 Post-Closing Covenant. From and after the Closing Date, provided the Buyer is not in default of its obligations under this Agreement, the Promissory Note and Guaranty, or the Pledge Agreement, and if the Buyer advises the Seller in writing that the Seller intends to submit a viable bid or offer to the University for the new broadcast rights agreement referred to in Section 2.2 of this Agreement in compliance with the University's conditions for such bid or offer, and such written notice is delivered to the Seller at least forty-five
(45) days prior to the date on which such bid or offer is due and sets forth the amount, terms and provisions of the Buyer's or Pinnacle's bid (the "Buyers's Bid"), the Seller shall not, directly or indirectly, in any manner, submit a bid or offer to the University in competition with the Buyer's Bid. This Section 7.6 shall not apply to any entity in which the Seller holds no more than a 20%, non-voting, economic interest. The parties acknowledge and agree that no portion of the Purchase Price has been or will be allocated to the covenant set forth in this Section 7.6.

                                   ARTICLE 8
                                JOINT COVENANTS

         The Buyer and the Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         8.1 Conditions. Except as otherwise provided in this Agreement, if any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their reasonable best efforts to cure the event as expeditiously as possible; provided, however, that the Buyer's failure to pay the portion of the Fixed Purchase Price due on the Closing Date, or to execute and deliver the Promissory Note and Guaranty and the Pledge Agreement on the Closing Date, shall not give rise to a delay in the Closing to cure such failure.

         8.2 Confidentiality. The Buyer and the Seller shall each keep confidential all information obtained by it or them with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which
(i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, (ii) is or becomes publicly known through no fault of the receiving party or its agents, (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or because of the rules and regulations of the SEC (provided the other parties are given reasonable prior notice), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party.

         8.3 Cooperation. The Buyer and the Seller shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this

Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any affiliated entity.

                                   ARTICLE 9
                       CONDITIONS OF CLOSING BY THE BUYER
                       ----------------------------------

         The obligations of the Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         9.1 Representations, Warranties and Covenants.

             9.1.1 All representations and warranties of the Seller made in this Agreement shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

             9.1.2 All of the terms, covenants and conditions to be complied with and performed by the Seller on or prior to Closing Date shall have been complied with or performed in all material respects.

             9.1.3 The Buyer shall have received a certificate, dated as of the Closing Date, executed by the Seller, to the effect that his representations and warranties contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that he has complied with or performed all terms, covenants and conditions to be complied with or performed by him in all material respects on or prior to the Closing Date.

         9.2 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         9.3 Legal Opinion. The Seller shall have delivered to the Buyer a written opinion of his counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.

         9.4 Delivery of Certificates. On the Closing Date, the Buyer shall have received such certificates or documents as shall be required to assign to the Buyer the Seller's Membership Interest.

         9.5 Acquisition of Other Membership Interests. On the Closing Date, the Buyer and TSPN, Inc., shall have consummated their acquisition of Aaron's membership interest in Pinnacle (the "Aaron Acquisition") on the terms and conditions set forth in the Purchase and Sale Agreement between the Buyer, TSPN, Inc., and Aaron which is being entered into simultaneously with this Agreement.

         9.6 Closing Documents. On the Closing Date, the Seller shall have delivered or caused to be delivered to the Buyer each of the documents required to be delivered by the Seller pursuant to Article 12.

                                   ARTICLE 10
                      CONDITIONS OF CLOSING BY THE SELLER
                      -----------------------------------

         The obligations of the Seller hereunder are, at his option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         10.1 Representations, Warranties and Covenants.

              10.1.1 All representations and warranties of the Buyer shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

              10.1.2 All the terms, covenants and conditions to be complied with and performed by the Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

              10.1.3 The Seller shall have received a certificate, dated as of the Closing Date, executed by a duly qualified officer of the Buyer, to the effect that the representations and warranties of the Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that the Buyer has complied with or performed all terms, covenants and conditions to be complied with or performed by it in all material respects on or prior to the Closing Date.

         10.2 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no other, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         10.3 Legal Opinion. The Buyer shall have delivered to the Seller an opinion of its corporate counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

         10.4 Payment of Purchase Price. The Buyer shall have delivered or caused to be delivered to the Seller the Purchase Price in accordance with the terms of Article 2 hereof.

         10.5 Closing Documents. On the Closing Date, the Buyer shall have delivered or caused to be delivered to the Seller each of the documents required to be delivered by the Buyer pursuant to Article 12.

                                   ARTICLE 11
                               FEES AND EXPENSES
                               -----------------

         11.1 Expenses. Each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement; provided, however, that any legal or accounting fees incurred by the Seller in connection with the preparation and closing of this Agreement shall be paid by Pinnacle and be considered a trade payable of Pinnacle as of the Closing Date.

                                   ARTICLE 12
                      DOCUMENTS TO BE DELIVERED AT CLOSING
                      ------------------------------------

         12.1 The Seller's Documents. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

              12.1.1 A certificate, dated the Closing Date, by the Seller in the form described in Section 9.1.3 above;

              12.1.2 Governmental certificates showing that Pinnacle is duly organized as a limited liability company and is in good standing in the State of Nebraska, dated not more than forty-five (45) calendar days before the Closing Date;

              12.1.3 Copies of the Articles of Organization and Operating Agreement of Pinnacle, with all amendments thereto, certified by the Managing Member as of the Closing Date;

              12.1.3 The opinion letter, dated the Closing Date, referenced in
Section 10.3 above;

              12.1.4 Certificates or other required documentation evidencing assignment of the Seller's Membership Interest to the Buyer; and

              12.1.5 Such additional information and material as the Buyer shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.

         12.2 The Buyer's Documents. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following:

              12.2.1 The Purchase Price in accordance with Section 2.1 hereof.

              12.2.2 A certificate, dated the Closing Date, by the Buyer in the form described in Section 9.1.3 above.

              12.2.3 The opinion of the Buyer's corporate counsel, dated the Closing Date, referenced in Section 9.4;

              12.2.4 Governmental certificates showing that the Buyer and Triathlon are duly incorporated and in good standing in the State of Delaware, and that the Buyer is duly qualified to transact business in the State of Nebraska, in each case dated not more than forty-five (45) calendar days before the Closing Date;

              12.2.5 Certified resolutions of the Board of Directors of the Buyer and Triathlon approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

              12.2.6 Copies of the Articles of Incorporation and Bylaws of the Buyer, and all amendments thereto, certified by the Buyer's corporate secretary as of the Closing Date;

              12.2.7 The Promissory Note and Guaranty, and the Pledge Agreement; and

              12.2.8 Such additional information and material as the Seller shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.

                                   ARTICLE 13
                                INDEMNIFICATION
                                ---------------

         13.1 The Seller's Indemnities. The Seller hereby agree to indemnify, defend and hold the

Buyer harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting from, imposed upon or incurred by the Buyer directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto.

         13.2 The Buyer's Indemnities. The Buyer hereby agree to indemnify, defend and hold the Seller harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting from, imposed upon or incurred by the Seller directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto, or arising from and after the Closing under Pinnacle's lease for its offices located in Elkhorn, Nebraska.

         13.3 Rights. The Buyer and the Seller agree that the rights of indemnification provided in this Article 13 are exclusive of and in addition to any and all other such rights of the Buyer and the Seller hereunder.

         13.4 Survival of Representations and Warranties. Except for the provisions set forth in Sections 6.5 through 6.10 of this Agreement, which shall survive the Closing until the Seller is paid in full for all amounts due and owing under this Agreement, the Promissory Note and Guaranty and the Pledge Agreement, all other representations and warranties contained herein shall survive the Closing for the period from the Closing Date through and including December 31, 1997 (the "Claims Period"). Any claim for indemnification hereunder which arises during the Claims Period must be asserted by the party seeking indemnification within forty-five (45) days after such claim arose, or within forty-five (45) days after the date on which the party seeking indemnification, through reasonable diligence, should have discovered such claim, whichever occurs last, and upon the expiration of such forty-five (45) day period such claim shall lapse and be of no further effect.

         13.5 Limitation on Indemnity. Notwithstanding anything to the contrary contained in this Agreement, and subject to the proviso set forth in this
Section 13.5, neither the Buyer nor the Seller shall have any liability or obligation to the other for breach of any representation, warranty, covenant or agreement of such other party made in this Agreement except to the extent that the aggregate of all claims by such other party for such breaches exceed Twenty Thousand Dollars ($20,000) (the "Threshold Amount") in the aggregate, in which event the party so liable shall then be liable for all claims for any such breaches, including the sums constituting the Threshold Amount.

         13.6 Procedures.

              13.6.1 Promptly after the receipt by any party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying

Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation, except as set forth in Section 13.4 of this Agreement.

              13.6.2 If Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

              13.6.3 If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation without the Indemnifying Party's consent. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation if, and only if, the Indemnifying Party has failed to assume the defense of such claim or litigation pursuant to Section 13.6.2. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation if, and only if, the Indemnifying Party has failed to assume the defense of such claim or litigation pursuant to Section 13.6.2.

                                   ARTICLE 14
                               TERMINATION RIGHTS
                               ------------------

         14.1 Termination. This Agreement may be terminated by either the Buyer or the Seller if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

              (a) if, on or prior to the Closing Date, a party defaults in any material respect in the observance or in the due and timely performance of any of its or their covenants or agreements herein contained and such material default shall not be cured within ten (10) calendar days of the date of written notice of default served by the party claiming such material default; or

              (b) if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing of this Agreement; or

              (c) by the Buyer only, if the Buyer and TSPN, Inc., have not consummated the Aaron Acquisition due to a default by Aaron; or

              (d) as provided in Section 15.2 or any other Section of this Agreement which specifically provides for termination.

         14.2 Liability. The termination of this Agreement under Section 14.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

                                   ARTICLE 15
                                OTHER PROVISIONS
                                ----------------

         15.1 Liquidated Damages. If the parties hereto shall fail to consummate this Agreement due to the Buyer' breach of any material representation, warranty, covenant or condition hereunder, and the Seller is not at that time in breach of any material representation, warranty, covenant or condition hereunder, then the Seller would suffer direct and substantial damages, which damages cannot be determined within reasonable certainty. Therefore, because of the expense and delay which would be incurred in such event by Seller, the Buyer shall pay to the Seller the amount of One Hundred Eighty Thousand Dollars ($180,000.00), which amount shall constitute liquidated damages. Forty-Five Thousand Dollars ($45,000.00) of such amount has already been delivered to the Seller, and an additional One Hundred Thirty Five Thousand Dollars ($135,000.00) shall be delivered to the Seller by the Escrow Agent from the Escrow Account. It is understood and agreed that such liquidated damage amount represents the Buyer's and the Seller's reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages of One Hundred Eighty Thousand Dollars ($180,000.00) shall be the sole and exclusive remedy of the Seller against the Buyer for failing to consummate this Agreement on the Closing Date and shall be applicable regardless of the actual amount of damages sustained.

         15.2 Risk of Loss. The risk of loss or damage to the assets of Pinnacle prior to the Closing Date shall be upon the Seller. The Seller agrees that Pinnacle shall repair, replace and restore any such damaged or lost asset to its prior condition, as soon as possible and in no event later than the Closing Date. Except as provided below, if Pinnacle fails to restore or replace any such asset having a value exceeding Ten Thousand Dollars ($10,000.00) and such loss is not insured by Pinnacle for its full replacement value, the Buyer may elect either to terminate this Agreement pursuant to Article 14 hereof or to consummate the Closing on the Closing Date. If Pinnacle fails to restore or replace such asset and the Buyer do not elect to terminate this Agreement, the Seller shall cause Pinnacle to assign to the Buyer at Closing its rights under any insurance policy or pay over to the Buyer all proceeds of insurance covering such asset's damage, destruction or loss. If the restoration and replacement of any damaged or destroyed property has not been completed at the time the Closing would otherwise be held, then unless the Seller and the Buyer otherwise agree, the Closing Date shall be delayed and shall take place within fifteen (15) calendar days after the Seller gives written notice to the Buyer of completion of the restoration or replacement of such asset.

         15.3 Specific Performance. In the event of a material breach by the Seller of his representations and obligations hereunder, not cured within ten
(10) calendar days after written notice to that effect from the Buyer, the Buyer shall have the right to bring an action to enforce the terms of this Agreement by decree of specific performance, it being agreed that the Membership Interest to be transferred hereunder is unique and not readily available in the open market, and the Seller thereby further agrees to waive any and all defenses against any such action for specific performance based on the grounds that there is an adequate remedy for money damages available.

         15.4 Further Assurances. After the Closing, the Seller shall from time to time, at the request of and without further cost or expense to the Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in the Buyer good and marketable title to the Membership Interest being transferred hereunder.

         15.5 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may

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voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party.

         15.6 Entire Agreement. This Agreement, the Disclosure Schedule and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. In the event of a conflict between the terms of this Agreement and any other agreement executed in connection herewith, the terms of this Agreement shall prevail. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         15.7 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         15.8 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Nebraska without giving effect to the choice of law provisions thereof. The parties hereto hereby acknowledge and agree that the sole and only forum for litigating any issues which may arise between the parties under this Agreement shall be the District Court of Lancaster County, Nebraska.

         15.9 Notices. Any notice, demand or request required or permitted to be given under the

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provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery or on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date of a stamped receipt, if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile or telecopy transmission, and shall be addressed to the following addresses, or to such other address as any party may request, in the case of the Seller, by notifying the Buyer, and in the case of the Buyer, by notifying the Seller:


         To the Seller:      Dale M. Jensen
                             2417 Ridge Road
                             Lincoln, Nebraska  68512
                             Telecopy No.

         With a Copy to:     W. Michael Morrow, Esq.
                             Morrow, Poppe, Otte, Watermeier & Phillips, P.C.
                             201 North 8th Street, Suite 300
                             Lincoln, Nebraska  68508
                             Telecopy No. (402) 474-5020

         To the Buyer:       Triathlon Sports Programming, Inc.
                             Symphony Towers
                             750 B Street, Suite 1920
                             San Diego, California  92101
                             Att: Mr. Norman Feuer
                                  President
                             Telecopy No. (619) 239-4270

         With a Copy to:     Richard A. Liese, Esq.
                             The Sillerman Companies
                             150 East 58th Street
                             19th Floor
                             New York, New York  10155
                             Telecopy No. (212) 486-4830

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         15.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                       TRIATHLON SPORTS PROGRAMMING, INC.




                                       By:
                                          ------------------------------------
                                                      Norman Feuer
                                                      President





                                       ---------------------------------------
                                                      Dale M. Jensen

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